UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

 (Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2024

KINETIC GROUP INC
(Exact name of registrant as specified in its charter)

Nevada	333-216047	47-4685650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2801 NW 74TH Avenue, Miami FL 33122

(Address of principal executive offices)

786-7126827

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4- MATTERS RELATED TO ACCOUTANTS AND FINANCIAL STATEMENTS

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

To clarify an accounting error that was picked up at the beginning of May and which resulted in our 8-K filing on May 3rd, in early May 2024 our new external accounting advisors questioned a specific entry in the Balance Sheet that was posted in June 2022. The entry was an increase to Accounts Receivable in the amount of Five Hundred Fifty Thousand Dollars ($550,000) due from existing shareholders and with the offset going to Addition Paid in Capital. The previous external accountants had originally interpreted a Share Sale and Purchase Agreement executed between shareholders in the second quarter of 2022 as money that the acquiring shareholders owed Kinetic Group.

However, upon further review by the new accounting advisors it was discovered that the original SPA did not provide for money to be paid to Kinetic. Accordingly, the Company reversed the entry immediately after the discovery of the error. Management does not expect this reversal to adversely materially affect the ongoing business of Kinetic.

It is Management’s responsibility to verify and have in place sufficient and effective controls and procedures to identify an error in the Company’s financial statements. Management did not have sufficient controls at the time of the error and have now established an audit committee to verify all information being presented.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2024	“/s/” Ana Maria Mendez
Name: Ana Maria Mendez
Title: President

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